Software Development, Adaptation and Ownership Agreement

Made on October 24, 2002

By and between

Shanghai Broadband Network (hereinafter SBN) a company incorporated under the laws of P.R.China and having its offices at 10th Floor, 1399 Min Sheng Rd., Pudong, Shanghai, P.R. China 200125 (hereinafter "LICENSEE"), on one part,

and

Q Multimedia LTD., a company incorporated under the laws of Israel and having its offices at 5 Hagavish St., Kfar Saba 44641, ISRAEL (hereinafter "Q") on the other part.

Whereas Q declares that the QGROUP (as defined in Section 1) solely owns the copyright of the English LAN Version of Quartet (Starter Level to Nine Level, in total ten Levels).

Whereas SBN declares that SBN will redesign, develop, localize, translate and implement software applications based on the functional specifications and related information to convert/adapt the Quartet English LAN Version to a fully Internet (Web) based Chinese-English version (hereinafter "Quartet CE Online") which also include Starter Level to Nine Level, in total ten Levels.

Both parties agree as follows:

1. SBN will bear all the cost for converting and adapting the Quartet English Version to a fully Internet (Web) based Quartet CE Online.

2. Q and SBN will jointly own the copyright and patent of Quartet CE Online adapted by SBN. Thereafter, Q and SBN will be the Licensor of the Quartet CE Online. Each party will hold 50% of the Quartet CE online version adapted by SBN. Q will hold 100% ownership of the English content.

3. SBN will utilize expertise, professional designers, employees capable of designing and implementing the Quartet CE Online to be developed hereunder. All work shall be performed in a professional and workmanlike manner

4. SBN will have the exclusive right to distribute the Quartet CE Online developed by SBN in the area of P.R. China in all markets for a first period of 5 years. Thereafter, the both side will negotiate future on the exclusive right.

5. Upon signing this agreement, SBN will prepare local sales and marketing plan (starting from Shanghai area) and a nation-wide strategy in the area of P. R. China, and submit a copy to Q.

6. Annex to this agreement and integral part of it is a sales forecast written by SBN, (hereinafter Annex A).

7. SBN will not sell the Quartet CE Online in areas outside of China without prior written notice to Q, and receipt of written approval by Q.

8. For marketing and sales purpose, SBN Is allowed to use Quartet CE Online to be branded under other names widely recognized and accepted in P. R. China, such as Fudan English Tong (Fudan University is the third top University in China). Other then the Fudan English Tong branding all other brandings to be jointly approved and in writing by Q and SBN.

9. Having considered that the "offline" classroom teaching is an essential part of the Quartet CE Online, hence, SBN and its Chinese partners will have the right to provide training and value added services associated with the newly created Quartet CE Online. SBN and its Chinese partners will bear all the cost of such trainings and services and receive all the revenues generated from such trainings and services.

10. Having considered that the Student Book and Teacher Guild for each Level (total ten levels) of the Quartet CE Online are essential part for learning the Quartet CE Online, SBN and its Chinese partners are allowed, at their own cost, to localize, partially translate, redesign and publish the Student Book and Teacher Guild attached with the Quartet CE Online. SBN and it's Chinese partners will receive all the revenues generated from such publishing materials.

11. SBN will, in its best effort and its own cost, to have top English language professors from major universities in China to provide endorsement to Quartet CE Online.

12. In order to prevent any direct competition in the area of P. R. China, as the sole owner of the Quartet English Version, Q agrees and guarantees that there will be only one Quartet CE Online Version in the territory of the P. R. China. Q has the obligation not to provide Quartet English Version to any entities who intend to produce Chinese-English bilingual Internet version of Quartet based on the Quartet English Version. Q is also obligated not to sell directly or indirectly through 3rd party Quartet English-English CD version or LAN version in P.R.China. In any event that Q will be approached by another party for the sale of Quartet in P.R.China, Q authorizes SBN to negotiate with the clients and ensure SBN will receive share of revenues for the said deal.

13. Q will not provide SBN with any source code of Quartet or Quartet LAN, and SBN acknowledges it does not require the above mentioned source codes to complete adaptation of Quartet CE Online, however, Q agrees to make a complete source code of the Quartet and place them at an independent third party mutually accepted by Q and SBN, in the event that Q enters into bankruptcy, or some unforeseen reason, SBN will have the right to obtain access to the source code.

14. Q will declare for verification purposes the owner of the source code to SBN.

15. If, applications requiring access to the source code or object code is required, Q will cooperate to SBN to complete specific modifications or changes to the software. This work will be done in a timely manner according to the schedule determined by SBN. It is understood that this type of arrangement is offered to Q as a benefit provided by SBN to comply with Q's request for secrecy of the source code.

16. Q will supply at it's own expense, technical / pedagogical expert(s) to aid SBN with the adaptation process for a total of two (2) weeks until the completion of the project.

17. Q acknowledges that all material and information supplied by SBN's work in developing the Internet based Quartet CE Online which has or will come into the joint possession of Q and SBN in connection with its performance hereunder, is to be considered Q and SBN's confidential and proprietary information (the "Confidential Information"). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, licenses, prices, costs, and employee and customer lists.

18. Q acknowledges that SBN's purpose in pursuing the development of the Quartet CE Online is to gain a significant competitive advantage over competitors operating without such software and that such advantage will be jeopardized if such competitors team of SBN's negotiations with Q or the performance by Q of its obligations hereunder. Accordingly, Q agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of SBN.

19. Q warrants that the Quartet English LAN Software will not infringe upon any copyright, patent, trade secret or other intellectual property interest of any third party. Q will indemnify and hold SBN harmless from and against all such infringement claims, losses, suits and damages including, but not limited to, attorney's fees and costs, and shall promptly following any bona-fide claim of infringement correct the Quartet English LAN Software so as not to be infringing, or secure at its own expense the right of SBN to use the software without infringement.

20. SBN will establish a mechanism with its commercial accounts (such as Shanghai Telecom) to monitor the number of users and number of logins, this information will be disclosed to Q on a timely basis.

21. SBN will supply after sales technical support and continuous updates or modifications for customers of the CE online Quartet version adapted by her.

22. The Quantity of users delivered by SBN for Quartet CE Online will be up to 250,000 for the first period of cooperation.

23. Q Group will pay SBN for the adaptation of Quartet CE Online, USD65, 000. Payment as follows:

- Revenue sharing will stand at USD24 for Q

- Q's payment of USD65,000 for adaptation will be out of Q's part of revenues.

- Up to the full payment of USD65,000 for adaptation the revenue sharing will stand at US DI 6 for Q.

24. This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only be written instrument signed by-the parties hereto. This agreement will serve as an annex to the Licensing agreement signed by SBN and Q on August 13,2002.

25. This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

26. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

27. The terms of this Agreement shall be construed and enforced under the laws of The R.P. of China.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

Signed by:

SBN

/s/Yuguo Zhang
Name: Yuguo Zhang
Title: President

For Q

/s/Alon Dulzin
Name: Alon Dulzin
Title: Sales Executive